Internal Hydro International, Inc.
                             607 W. Martin Luther King, Jr., Blvd
                             Tampa, Florida 33603-3449
                             Telephone (813) 231-7122
                             Facsimile  (813) 237-6382


To: Vintage Filing; for Immediate Release to Florida:
                    ---------------------------------

                                  NEWS RELEASE:

Internal Hydro International Inc. Enters Phase II of Operations
---------------------------------------------------------------

Tampa, FL - November 1, 2004 - Internal Hydro International Inc., OTCBB - IHDR www.internalhydro.com is now entering the Second Phase of its business plan, which will be deployment of the company's patented energy production technology, called the Energy Commander IV (EC IV). The Company has entered into a sales agreement that will place ten units in applications in the Southwest United States, while placing other units in the Eastern United States in various areas of use.

"We are excited that our plan is now being effectuated with an order for our units. Our Phase II plan has changed from one of marketing use to one of providing units for application under a sales agreement," said Craig Huffman, CEO and President of Internal Hydro International Inc. "The first ten units are now committed to use in the Southwest under a mutually beneficial agreement. These units will likely be eight cylinder units which provide 25 kilowatts of electricity," Huffman stated. "The units to be provided under the agreement will be the EC IV "B" units, which are to be made locally in Tampa. The other units in Phase II will be selectively placed in the Eastern United States under the traditional model of our business plan."

Details of the agreement will be released later. The first ten units will be set for delivery in early 2005.

Forward-Looking Statements: This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors. The actual results that the company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


Contact: Craig Huffman @ 813-231-7122 chuffman@internalhydro.com for corporate and investment information.